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                                        EXHIBIT 99

For Immediate Release


Media Contact: Heather Wyse   Analyst Contacts:   Colin Slade
               503/627-1121                       503/627-3749

                                                  Sue Kirby
                                                  503/627-6106

TEKTRONIX UPDATES EXPIRING SHAREHOLDER RIGHTS AGREEMENT

     BEAVERTON, Ore., June 23, 2000 -- Tektronix, Inc. (NYSE: TEK) announced today that the Board of Directors has adopted an updated shareholder rights agreement, which replaces a similar agreement adopted in 1990, and which expires in September 2000. The purpose of the updated agreement is to obtain maximum value for shareholders in the event of an unsolicited acquisition attempt. It is not in response to any specific effort, of which the Board is aware, to acquire control of Tektronix.

     The revised agreement contains many of the provisions of the expiring agreement. It does not include a so called "dead hand" provision that, under the 1990 agreement, prevented newly elected board members from terminating its application. In addition, eliminated from the agreement is the "adverse person" concept, that under the 1990, version allowed the board to trigger its application if an acquirer is determined to be adverse to the interests
of the company.   Other changes include reduction of the stock ownership
threshold triggering application of the agreement, and amendment of the exercise price to reflect current values.

     To implement the updated agreement, the Board of Directors has declared a dividend distribution of one Preferred Stock Purchase Right per Common Share, payable to shareholders of record on September 7, 2000. The rights will attach initially to the certificates representing outstanding common shares, and no separate rights certificates will be distributed. The rights to acquire preferred stock are not immediately exercisable and will become exercisable only upon the occurrence of certain events relating to unsolicited acquisition attempts as described in the agreement. Unless earlier redeemed for $.001 per right, the rights will become exercisable by holders, other than rights held by an unsolicited third party acquirer, for shares of Tektronix or of the third party acquirer having a value of twice the rights' then-current exercise price. The Rights will expire in 2010.

     No action is requred on the part of shareholders.

     Tektronix will send a letter to all its shareholders with further details of the agreement.

     Tektronix, Inc. is a test, measurement, and monitoring company providing measurement solutions to industries including semiconductors, computers and telecommunications. With over 50 years of experience, Tektronix enables its customers to design, deploy and manage next generation global communications networks and Internet technologies. Headquartered in Beaverton, Oregon, Tektronix has operations in 25 countries worldwide.